EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Davis P. Stowell
President
Grace Property Management, Inc.
Telephone: (516) 686-2201
Facsimile: (516) 625-1685
Email: dstowell@graceny.com

Endangered Bird Affects Potential Development of Land
Owned by Reeves Telecom Limited Partnership

GLEN HEAD, NY (September 20, 2006) - Grace Property Management, Inc., the general partner of Reeves Telecom Limited Partnership, announced today that new restrictions on development within the City of Boiling Spring Lakes, NC to protect the endangered red-cockaded woodpecker may affect up to approximately 10% of the Partnership’s land.

As stated in the Partnership’s report on Form 10-Q for the quarter ended June 30, 2006, the City of Boiling Spring Lakes temporarily ceased issuing building permits for certain properties in response to the concern expressed by the U.S. Fish and Wildlife Service about the rapid development within the City’s borders and the loss of mature long-leaf pines that the woodpecker prefers, and of the possibility that the City could be liable for violating federal laws intended to protect the endangered bird if the City issued building permits for lots with nests. The Fish and Wildlife Service has recently furnished the City with a map detailing approximately 2,704 properties in the community that are or may be affected by the red-cockaded woodpecker. The map, which updates a previous map provided by the federal agency, is used by city officials to determine the issuance of building and land-clearing permits. Land identified as being directly used by the birds is restricted from development. The previous map identified approximately 437 properties in the community that are or may be affected by the bird.

The new map identifies 24 active tree clusters as well as formerly active clusters that could become active again and pine forests that the birds may or may not be foraging. It also shows properties needing further review by the agency. Land included within a habitat circle, outlined on the map around a tree cluster and which may comprise as little as 20 acres or more than 75 acres, is restricted from immediate development until specific plans to mitigate the impact of such development are established, a process that could require a year or longer. In addition, City commissioners are considering the adoption of a tree preservation ordinance to restrict cutting of pine trees that the woodpecker could potentially use as foraging habitat. The Fish and Wildlife Service identifies those trees as southern yellow pines and longleaf pines greater than or equal to ten inches in diameter four and a half feet above the ground

The Partnership is continuing to study the matter to determine exactly which individual lots and parcels owned by the Partnership are affected by the new restrictions on development. Initial indications are that up to approximately 830 acres, or approximately 10%, of the Partnership’s land, may be affected. The Partnership believes, however, that most of such affected land does not meet current health codes for installing septic systems and, therefore, is not suitable for building until a tie-in to a sewer system becomes available. Of the approximately 437 parcels identified in February as being affected by restrictions, between 15 and 20 parcels, comprising an aggregate of approximately 5 acres, are owned by the Partnership, representing less than 1% of the partnership’s total land holdings, and none of the 15 to 20 parcels are suitable for building until a tie-in to a sewer system becomes available. There is currently no sewer system available in Boiling Spring Lakes.

The General Partner believes that the restrictions have caused real estate sales in Boiling Spring Lakes to drop sharply in recent months compared to previous years, and that, for the balance of 2006 and 2007, the Partnership will likely experience lower land sales in terms of revenue as well as number of lots sold than in past years until the City has developed a conservation plan to protect the habitat of the red-cockaded woodpecker or until other means of addressing the concerns of the Fish and Wildlife Service can be implemented.

About the Partnership

Reeves Telecom Limited Partnership is a South Carolina limited partnership that is engaged in owning, developing, selling, leasing, or otherwise dealing in real estate in North Carolina.

Forward Looking Statement

Certain statements in this communication may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Partnership’s and its general partner’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in the Partnership’s Annual Report on Form 10-K for the period ended December 31, 2005, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Partnership’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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